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                                                                   EXHIBIT 10.11

                                                                 MAYFLOWER
                                                                 RESOURCES, INC.


                              CONTRACTOR AGREEMENT

     THIS Contractor AGREEMENT (this "Agreement") is made and entered into as of the 30th day of August, 1999 (the "Effective Date"), by and between NewsReal, Inc., a Delaware corporation, with its principal address at 66 Canal Center Plaza, Suite 700, Alexandria, Virginia 22314 (hereinafter the "Company"), and Mayflower Resources, Inc., whose principal address is 9 Turner Dr., Chappakua, N.Y. 10514 (hereinafter "Contractor").

                                   SECTION 1

                               SCOPE OF SERVICES

     1.1 SERVICES., Contractor, through its sole shareholder and employee, S. Randy Lampert, agrees to provide, and Company agrees to accept, the contracting services described in Exhibit A hereto.

     1.2 CONDUCT OF SERVICES. All work shall be performed in a workmanlike and professional manner.

     1.3 METHOD OF PERFORMING SERVICES. Contractor shall have the right to determine the method, details, and means of performing the work to be performed by Company; provided, however, that all such work to be performed hereunder shall be performed by Contractor's sole shareholder and employee, S. Randy Lampert. Company shall, however, be entitled to exercise general power of supervision and control over the results of work performed by Contractor to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to purpose modifications to the work.

     1.4 SCHEDULING. The services provided by Contractor are expected to require no less than fifty percent (50%) of Mr. Lampert's available business time and availability during the term of this Agreement.

     1.5 REPORTING. Company and Contractor shall develop appropriate administrative procedures for coordinating with each other. Company shall periodically provide Contractor with evaluations of Contractor's performance.

     1.6 PLACE OF WORK. Contractor will perform his work for Company either at Contractor's place of business or at the Company's principal place of business, as Contractor may determine from time to time.


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                                   SECTION 2

                              TERM AND TERMINATION

     2.1  TERM AND TERMINATION.

          (a) This Agreement may be terminated by either party upon written notice, if the other party breaches any obligation provided hereunder and the breaching party fails to cure such breach within thirty (30) days of such notice if such breach is capable of being cured; provided, however, that the cure period for any failure of Company to pay fees and charges due hereunder shall be fifteen (15) days from the date of receipt by Company of notice of such failure.
          (b) Unless earlier terminated by either party as set forth in Section 2.1(a), the term of Contractor's engagement under this Agreement shall end six
(6) months from the Effective Date ("Scheduled Termination Date").

               (i) The Company agrees that, in the event Contractor's engagement hereunder is earlier terminated by the Company without Cause (as defined below) or by Contractor pursuant to Section 2.1(a) as a result or the breach of a representation, warranty, or covenant or other agreement of the Company hereunder, Company shall pay Contractor at the time of such termination the sum of (A) a termination fee in cash equal to the monthly fee payable to Contractor under Exhibit A hereto times the number of months (including any portion of a month) from the actual termination date until the Scheduled Termination Date, (B) the Base Fee (as defined in Exhibit A) due and payable hereunder through the actual termination date, and (C) full reimbursement of all of Contractor's costs and expenses incurred through the actual termination date as contemplated hereby.

               (ii) In addition, if Contractor's engagement is terminated on the Scheduled Termination Date or earlier than the Scheduled Termination Date as contemplated by Section 2.1(b)(i), and within twelve (12) months following the actual termination date the Company completes any financing with a Schedule A Investor (as defined below), whether or not Contractor is involved in such financing, the Company will pay to Contractor a fee on the closing of such financing equal to the amount of the fee that would have been payable pursuant to paragraph 2(b) of Exhibit A if the engagement had not been terminated.

               (iii) Further, if Contractor's engagement is terminated earlier than the Scheduled Termination Date as contemplated by Section 2.1(b)(i) hereof, Company shall provide the additional compensation equal to the amount that would have been payable pursuant to paragraph 2(c) of Exhibit A if the engagement had not been terminated.

               (iv) For purposes of this Agreement, the term "Cause" shall mean: (A) the willful or continual neglect by Contractor or Mr. Lampert of its/his duties or obligations hereunder, provided that such neglect remains uncured for a period of thirty (30) days after written notice describing the same is given to Contractor or Mr. Lampert, and provided further that isolated or insubstantial failures shall not constitute Cause hereunder; (B) Contractor's or Mr. Lampert's conviction (which is not subject to further appeal) of any felony or crime of moral turpitude or any crime or offense involving money or other property of the Company or any

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subsidiaries or other affiliates thereof; (C) Contractor's or Mr. Lampert's performance of any act or failure to act which, if Contractor or Mr. Lampert were prosecuted and convicted therefor, would constitute a crime or offense either involving money or property of the Company or any subsidiaries or other affiliates thereof or constituting a felony in the jurisdiction involved; (iv) any attempt by Contractor or Mr. Lampert to improperly secure any personal profit in connection with the business of the Company or any subsidiaries or other affiliates thereof; (v) chronic alcoholism or the use of illegal drugs; or
(vi) any breach by Contractor or Mr. Lampert of the terms of Section 5 or 6 hereof, provided such breach continues uncured for 10 days after written notice of such breach is given by the Company to Contractor or Mr. Lampert. All determinations of Cause shall be made by the vote of a majority of the entire Board of Directors of the Company.

               (v) For purposes of this Agreement, the term "Schedule A Investor" refers to investors with whom Contractor or Mr. Lampert had substantive involvement on behalf of the Company during the Term and which are listed on Schedule A hereto, as it may be amended and signed by both parties hereto from time to time. For purposes hereof, "substantive involvement" means that Mr. Lampert had contacted such investors, participated in presentations to such investors with other members of the Company's management team, and was involved in exchanging information and materials to such investors on behalf of the Company.

               (vi) The obligations of the Company as set forth in this Section 2.1(b) shall survive any termination or completion of the engagement contemplated hereby.

          (c) Except as provided in Section 2.1(b)(ii), in the event that Contractor's employment is terminated (i) on the Scheduled Termination Date,
(ii) by the Company for Cause or (iii) death or disability of Mr. Lampert, the Company shall pay Contractor the sum of the amounts payable, if any, under Sections 2.1(b)(i)(B) and (C) hereof, and the Company shall have no further obligations to pay or provide any incentive or additional compensation to Contractor hereunder.

     2.2 REMAINING PAYMENTS. Within thirty (30) days of termination of this Agreement for any reason, Contractor shall submit to Company an itemized invoice for any fees or expenses theretofore accrued under this Agreement.

                                   SECTION 3

                          FEES, EXPENSES, AND PAYMENT

     3.1 FEES. In consideration of the services to be performed by Contractor, Contractor shall be entitled to compensation as described in Section 2 and Exhibit A hereto. Compensation shall be paid semi-monthly, at the same time the Company disburses payroll to its employees. All other compensation shall be paid to Contractor within ten (10) days after receipt of Contractor's invoice, except as otherwise provided herein.

     3.2 REIMBURSEMENT OF EXPENSES. In addition to the foregoing, Company shall pay Contractor a non-accountable expense allowance equal to four percent (4%) of the Base Fee as reimbursement for its actual out-of-pocket expenses as reasonably incurred by Contractor for

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telephone, facsimile, computer charges, photocopying and postage charges, plus actual out-of-pocket expenses as reasonably incurred by Contractor for travel, local transportation, meals, lodging or and other related costs in furtherance of its performance hereunder. Contractor agrees to provide Company with access to such receipts, ledgers, and other records as may be reasonably appropriate for Company or its accountants to verify the amount and nature of any such expenses for which actual reimbursement is sought. The monthly non-accountable allowance shall be paid with the Base Fee; actual out-of-pocket expenses shall be reimbursed by the date on which the Company disburses its payroll to employees following the date of receipt of Contractor's invoice for such expenses.

                                   SECTION 4

           RESPONSIBILITIES OF CONTRACTOR FOR TAXES AND OTHER MATTERS

     4.1 TAXES. As an independent contractor, Contractor shall pay and report all federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to Contractor. Contractor shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Company may be entitled.

                                   SECTION 5

                                CONFIDENTIALITY

     5.1 RESTRICTIONS. Contractor acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Company to disclose to Contractor certain Trade Secret(s) of Company. Contractor agrees that she shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third parties, except as authorized by Company.

     5.2 TRADE SECRETS DEFINED. As used herein, the term "Trade Secret(s)" shall mean any business plans, projections, contracts, agreements, business processes, marketing plans or materials, spreadsheets of Company information, books and records of the Company and underlying documentation, and financial, management or technical data, information, designs, diagrams, processes, procedures, formulae, or improvements that are commercially valuable to Company and not known to the general public or the industry.

                                   SECTION 6

                             RIGHTS IN WORK PRODUCT

     6.1 OWNERSHIP OF WORK PRODUCT. All Work Product shall be considered work(s) made by Contractor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Contractor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights.

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     6.2  INCIDENTS AND FURTHER ASSURANCES. Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Contractor. Contractor agrees to provide any assistance required to perfect such protection. Contractor agrees to take such further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 6.

     6.3 PREEXISTING MATERIALS. Contractor may include in the Work Product preexisting work or materials only if either they are provided by Company or if they are owned or licensable without restriction by Contractor. To the extent that preexisting work or materials owned or licensed by Contractor are included in the Work Products, Contractor shall identify any such work or materials prior to commencement of the Services involving such work or materials. Contractor grants to Company (as an exception to the transfer and assignment provided in Paragraph 6.1) an irrevocable, nonexclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based on, such work and materials, and the right to authorize others to do any of the foregoing.

     6.4 "WORK PRODUCT" DEFINED. As used herein, the term "Work Product" shall mean any documentation, spreadsheets, workbooks, data compilations, projections, forecasts, business plans, financial statements, reports, and any other media, materials, or other objects produced as a result of Contractor's work or delivered by Contractor in the course of performing that work.


                                   SECTION 7

                                   ASSURANCES

     7.1 NO CONFLICT. Contractor represents and warrants that he has no obligations to any third party that will in any way limit or restrict his ability to perform contracting services to Company hereunder. Contractor agrees that she will not disclose to Company, nor make use in the performance of any work hereunder, any trade secrets, or other proprietary information of any third party, unless Contractor may do so without Contractor or Company incurring any obligation (past or future) to such third party for such work or any future application thereof.

     7.2 NO RECRUITING. During the term of this Agreement and for a period of two (2) years thereafter, Contractor shall not knowingly solicit, entice, or persuade any employees of Company to terminate their employment with Company for any reason.


                                   SECTION 8

                                 MISCELLANEOUS

     8.1 FORCE MAJEURE. Contractor shall not be liable to Company for any failure or delay caused by events beyond Contractor's control, including, without limitation, Company's failure to furnish necessary information; sabotage, failure, or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials, or equipment; or technical failures.



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     8.2  GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Virginia as they apply to a contract entered into and performed in Virginia.

     8.3 INDEPENDENT CONTRACTORS. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Contractor or any employee or agent of Contractor.

     8.4 NOTICES. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

     8.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

     8.6  INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless Contractor and its affiliates, counsel and other professional advisors, the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling Contractor or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended, (individually, and "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken (i) by the Company or (ii) by an Indemnified Party in good faith pursuant to the terms of, or in connection with, services rendered pursuant to this Agreement or any of the transactions covered thereby. In addition, the Company agrees to reimburse each Indemnified Party for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Party is a named party.

          (b) Notwithstanding the foregoing, the Company shall not be liable to an Indemnified Party in respect of an loss, claim, damage, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted primarily and directly from the gross negligence, willful misconduct or bad faith of the Indemnified Party.

          (c) In the event of the assertion against any Indemnified Party of any claim or the commencement of any action or proceeding, the Company shall be entitled to participate in such action or proceeding, and in the investigation of such claim, and after written notice from the Company, to assume the investigator or defense of such claim, action or proceeding with counsel



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of its choice at its own expense; provided that such counsel shall be reasonably satisfactory to Contractor. Notwithstanding the Company's election to assume the defense or investigation of such claim, action or proceeding, Contractor shall have the right to employ separate counsel (and local counsel, if necessary) and to participate in the defense or investigation of such claim, action or proceeding and the Company shall advance and bear the expense (including reasonable fees and disbursement) of such separate counsel, if (i) in the written opinion of counsel, use of counsel chosen by the Company could reasonably be expected to give rise to a conflict of interest; (ii) the Company shall not have employed counsel reasonably satisfactory to Contractor to represent the Indemnified Party within a reasonable time after notice of the institution of any such litigation or proceeding, or (iii) the Company shall authorize Contractor to employ separate counsel at the Company's expense.

         (d) If for any reason the foregoing indemnification is unavailable to an Indemnified Party or is insufficient to hold it harmless as contemplated herein then the indemnified party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company and their affiliates, on the one hand, but also the relative fault of the Company and their affiliates and Contractor or any Indemnified Party, as the case may be, as well as any other relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Parties to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Contractor pursuant to the Agreement.

         (e) No Indemnified Party shall have any liability to the Company or any person in connection with the services rendered pursuant to the Agreement, except for the liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Party's gross negligence, willful misconduct or bad faith. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to an Indemnified Party at common law or otherwise, and shall survive the expiration of the term of the Agreement.

         (f) If any personnel of an Indemnified Party appears as a witness, are deposed or are otherwise involved in the defense of any action against any Indemnified Party, the Company or any officer or director of the Company, the Company will reimburse such Indemnified Party for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel for such Indemnified Party) incurred by it by reason of any of its personnel being involved in any such action and will compensate Contractor for time spent by its employees preparing for and testifying as witnesses in any deposition or proceeding at Contractor's customary daily rates.

           [The remainder of this page is left intentionally blank.]























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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Contractor has executed this Agreement on the date and year first above-written.


NEWSREAL, INC.



By: /s/ David C. Hoppman
   -----------------------------
   Name: David C. Hoppman
   Title: President & CEO






Contractor:

MAYFLOWER RESOURCES INC.


By: /s/ S. Randy Lampert
   -----------------------------
   Name: S. Randy Lampert
   Title: President
         -----------------------






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                                                                       EXHIBIT A


 SCOPE OF SERVICES TO BE RENDERED AND FEES PAYABLE UNDER CONTRACTING AGREEMENT


1.       Scope of services to be rendered:

            Contractor's sole shareholder and employee, Randy Lampert, will serve as Acting CFO of the Company during the Term of this Agreement. His duties and responsibilities will include:

         a. Review and augment the Company's business plan as the Company deems appropriate.

         b. Perform and oversee financial analysis and Treasury functions necessary to support management decisions.

         c. Lead negotiations with existing potential investors and, as appropriate, augment the list with new potential investors.

         d. Direct the retention of investment bankers as may be required to complete the Company's financings.

         e. Supervise existing finance and administration personnel.

         f. Oversee the development of systems, controls and MIS reports necessary to support the Company's business plan.

         g. Perform all other functions required of a CFO.

2.       Fees and payment terms:

         a. Base Fee -- Company shall pay Contractor $9,000 per month ("Base Fee") during the Term of the Agreement. The Base Fee shall be paid in accordance with Section 3.1 of the Agreement.

         b. Incentive Compensation -- Subject to the terms and conditions set forth in Sections 2.1(b) and (c) of the Agreement, Contractor shall be entitled to receive, and the Company shall be required to pay, incentive compensation on the following terms and conditions:

            (1) Except as provided in (3) below, Contractor shall be entitled to receive incentive compensation in an amount equal to three percent (3%) of the gross proceeds (before commissions and expenses) raised by the Company in a private placement offering of its equity securities. For purposes hereof, "equity securities" refers to the Company's common stock, preferred stock or any security that is convertible into the Company's common or preferred stock.

            (2) Contractor shall be entitled to receive incentive compensation in an amount equal to one and one-half percent (1.5%) of the gross proceeds (before commissions and expenses) raised by the Company in a private placement or offering of its debt securities or in an initial public offering of its securities (debt or equity), or one and one-half percent (1.5%) of the aggregate consideration (before commissions and


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     expenses) generated by the Company and/or its stockholders in a transaction involving a Change of Control (as defined below). For purposes hereof, a "Change of Control" refers to any of the following:

          (A) the direct sale, exchange or transfer by the stockholders of the Company of all or substantially all of the stock and/or assets of the Company, where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting stock of the acquiring entity after such sale or exchange;

          (B) a merger or consolidation in which the Company is not the surviving corporation, other than a merger or consolidation with a wholly-owned subsidiary, reincorporation of the Company in a different jurisdiction from its current state of incorporation or other transaction in which there is no substantial change in the stock ownership of the Company; or

          (C) a merger or consolidation in which the Company is the surviving corporation, where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a super majority (67%) of the voting stock of the successor entity after such merger or consolidation.

(3) The percentage set forth in (1) above shall be reduced to two percent (2%) in the event and to the extent the Company issues any of its equity securities in a private placement offering to any one or more of the following companies or any of their affiliates: Knight Ridder, Network Solutions, Inc., or Intel.

(4) Of the total amount of incentive compensation earned by Contractor with respect to the offering of equity securities by the Company under paragraph 2(b)(1) of this Exhibit A, no more than fifty percent (50%) of such total shall be paid in cash and no less than fifty percent (50%) of such total shall be paid in a combination of a promissory notes and stock options of the Company, which options shall bear an exercise price equal to, the average price per share received by the Company in such equity offering. The face value of the promissory notes will equal the proportion of the fee not otherwise paid in cash. The number of shares underlying the options granted in combination with the promissory note will equal the face value of the promissory note divided by the per share exercise price of the options. Any incentive compensation payable with respect to the transactions described in paragraph 2(b)(2) of this Exhibit A shall be payable in cash. The cash payable, promissory notes and stock options issuable to Contractor for incentive compensation hereunder shall be paid/issued to Contractor immediately following the closing of the offering to which such incentive compensation relates. Contractor in its sole discretion shall determine the extent to which (a) incentive compensation payable in a combination of promissory notes and stock options on the Company's stock shall exceed fifty percent (50%) of the total consideration payable to Contractor, and (b) incentive compensation payable in cash shall be given to Contractor.

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c.   Additional Compensation in Warrants -- In addition to the Base Fee set forth in paragraph 2a above and the incentive compensation set forth in paragraph 2b above and following Contractor's completion of each month of service (or part of a month of service) hereunder, the Company shall provide additional compensation to Contractor in the form of a warrant to purchase 0.5% (or pro rata portion based upon the number of days in the month prior to the date of actual termination) of the sum of (a) the aggregate number of the then issued and outstanding shares of the Company's Common Stock, (b) the aggregate number of shares of the Company's Common Stock issuable upon exercise of the then outstanding options and warrants to purchase the Company's Common Stock or upon conversion of the then outstanding debt or equity securities of the Company, and (c) the aggregate number of any other shares of the Company's Common Stock issuable to any other party upon exercise or conversion of any other right or security whatsoever; provided, however, that the Company's obligation to issue warrants hereunder shall cease on the earlier of (w) the Scheduled Termination Date, as defined in Section 2.1(b) of this Agreement, (x) the date on which Contractor is terminated with Cause (as defined in Section 2.1(b)(iv)), (y) the date of Mr. Lampert's death or disability, or (z) the date on which Contractor voluntarily terminates the engagement hereunder. Moreover, in the event Contractor is terminated with Cause, any warrants previously issued to Contractor shall immediately expire and shall be cancelled by the Company. The exercise price for the warrants being granted under this paragraph 2c shall equal 150% of the average price per share received by the Company in its most recent private placement equity offering. The warrants shall be subject to the terms and conditions of the attached warrant agreement, which agreement shall include a schedule indicating the number of shares issuable to Contractor upon exercise of the warrant, the date on which each such warrant was issued to Contractor, and the expiration date of each such warrant.



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                                                                      SCHEDULE A

                               LIST OF INVESTORS

                              FOR WHICH CONTRACTOR
               MAY BE ENTITLED TO RECEIVE INCENTIVE COMPENSATION
                  UNDER SECTION __ OF THE CONTRACTOR AGREEMENT




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